UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12
PREMIER EXHIBITIONS, INC.

(Name of Registrant as Specified In Its Charter)
Sellers Capital Master Fund, Ltd.
Sellers Capital LLC

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Media Contact:	Stefan Prelog
Walek & Associates
212-590-0523
sprelog@walek.com
SELLERS CAPITAL RESPONDS TO PREMIER EXHIBITIONS’
SPECIAL COMMITTEE
REQUESTS COMMITTEE TO DISCLOSE ALL MATTERS CONSIDERED
CHICAGO, December 22, 2008 — Sellers Capital LLC (Sellers), the largest shareholder of Premier Exhibitions, Inc. (Premier) (PRXI), today responded to the press release issued by Premier’s self-titled “independent special committee” and called for the committee to disclose all of its conclusions and all of the matters and allegations involving Mr. Geller that the committee reviewed and considered.
Although the committee defended Premier’s performance and Mr. Geller, Sellers believes that the Company’s stock price, recent earnings performance and inability to retain its executives indicate that change is necessary.
Premier’s stock price has fallen 96% from an all-time high in 2007 of $18.62 to a recent low of $0.56. During this same period, Mr. Geller stated in an earnings call on May 11, 2007 that Premier could earn $1.50 per share in fiscal 2008. Although Premier quickly retracted this guidance and lowered it to $0.68 per share, Premier ultimately reported earnings for its 2008 fiscal year of $0.37 per share. For Premier’s last four fiscal quarters it has reported earnings of $0.08, $0.02, -$0.03 and $0.03 per share.
In addition, although the committee concluded that Mr. Geller is a “diligent, hardworking able executive,” the committee did not explain the recent resignations of Premier’s Chief Executive Officer, two Chief Financial Officers, Chief Accounting Officer, Vice President of Sponsorships, Vice President of Business Development and Strategy, or Chief Legal Counsel. The committee also did not explain the recent terminations of Premier’s Vice President of Marketing or Director of Internal Audit – Sarbanes Oxley. Sellers requests that the committee explain these departures, all of which have been publicly disclosed or made known to Sellers through its two designees on Premier’s board.
Sellers also requests that the committee disclose all of its conclusions and all of the matters and allegations involving Mr. Geller that the committee reviewed and considered.
Sellers encourages the shareholders of Premier to fully review Sellers’ definitive consent solicitation statement, which includes a summary of its reasons for engaging in the consent solicitation. A copy of Sellers’ definitive consent solicitation statement can be accessed at the following link: http://idea.sec.gov/Archives/edgar/data/796764/000095015208010408/l34728ddefn14a.htm
Sellers, through the Altman Group, which has been retained to solicit consents, has established a toll-free number for shareholders to call if they would like more information. That number is 866-828-6934. If you own shares of Premier, we invite you to call this toll-free number and give us your name and contact information so that we may contact you in connection with the solicitation.
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Sellers Capital LLC and its affiliates are the beneficial owners of 4,778,399 shares of common stock of Premier Exhibitions, representing approximately 16.3% of the company’s outstanding shares, based upon the 29,284,999 shares of common stock reported by Premier Exhibitions to be outstanding as of October 6, 2008 in its Quarterly Report on Form 10-Q filed with the SEC on October 10, 2008.
Sellers Capital, certain of its affiliates and its nominees to the board are the participants in the solicitation of consents. Shareholders of Premier Exhibitions should read the definitive consent solicitation statement of Sellers Capital because it contains important information relating to the solicitation of consents and its nominees to the Premier Exhibitions board. The definitive consent solicitation statement and any other relevant documents are available free of charge from the SEC’s website located at www.sec.gov or from Sellers Capital or The Altman Group.

Shareholder Contact:	Media Contact:
Sam Weiser	Stefan Prelog
Sellers Capital, LLC	Walek & Associates
312-775-1307	212-590-0523
sweiser@sellerscapital.com	sprelog@walek.com